Exhibit 3.2
ARTICLES OF AMENDMENT
OF
PENFORD CORPORATION
(Series B Voting Convertible Preferred Stock)
     Pursuant to the provisions of Chapter 23B.10 and Section 23B.06.020 of the Revised Code of Washington, the undersigned officer of Penford Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Washington, does hereby submit for filing these Articles of Amendment to its Restated Articles of Incorporation, as amended:
     FIRST: The name of the Corporation is Penford Corporation.
     SECOND: 100,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Voting Convertible Preferred Stock”.
     The preferences, limitations, voting powers and relative rights of the Series B Voting Convertible Preferred Stock are as follows:
DESIGNATION
Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series B Voting Convertible Preferred Stock” (the “Series B Preferred Stock “). The number of shares constituting such series shall be 100,000. The Series B Preferred Stock shall have a par value per share of $1.00.
Section 2. Ranking. The Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank on parity with the Common Stock..
Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:
     (a) “Articles of Amendment” means the Articles of Amendment of Penford Corporation dated April 6, 2010.
     (b) “Articles of Incorporation” means the Restated Articles of Incorporation of the Corporation, as amended.
     (c) “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.
     (d) “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.
     (e) “Corporation” means Penford Corporation, a Washington corporation.
     (f) “Effective Date” means the date on which shares of the Series B Preferred Stock are first issued.
     (g) “Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series B

Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.
     (h) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
     (i) “Purchasers” has the meaning set forth in the preamble of the Securities Purchase Agreement.
     (j) “Securities Purchase Agreement” means that certain Securities Purchase Agreement dated April 7, 2010 by and between the Corporation and the investor named therein.
Section 4. Dividends.
     (a) If the Board of Directors declares and pays a cash dividend in respect of any shares of Common Stock, then the Board of Directors shall declare and pay to the Holders of the Series B Preferred Stock a cash dividend in an amount per share of Series B Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible.
     (b) Dividends payable pursuant to Section 4(a) shall be payable on the same date that dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by Section 4(a) are paid at the same time in respect of the Series B Preferred Stock. Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the same record date, which with respect to dividends payable pursuant to Section 4(a), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock.
     (c) Dividends on the Series B Preferred Stock are non-cumulative. If the Board of Directors does not declare a dividend on the Series B Preferred Stock in respect of any dividend period, the Holders will have no right to receive any dividend for such dividend period, and the Corporation will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series B Preferred Stock or the Common Stock or any other class or series of the Corporation’s preferred stock.
     (d) If the Conversion Date with respect to any share of Series B Preferred Stock is prior to the record date for the payment of any dividend on the Common Stock, the Holder of such share of Series B Preferred Stock will not have the right to receive any corresponding dividends on the Series B Preferred Stock. If the Conversion Date with respect to any share of Series B Preferred Stock is after the record date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the record date for that dividend.
Section 5. Liquidation.
     (a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders of shares of Series B Preferred Stock at the time of such event shall be entitled to participate in such liquidating distribution based on the amount payable to holders of Common Stock at the same time that distributions of assets are made to the holders of the Common Stock. Holders of the Series B Preferred Stock shall participate in such distributions on a basis as if each share of Series B Preferred Stock had been converted, immediately prior to such liquidating distribution, into the number of shares of

Common Stock at the then applicable Conversion Rate.
     (b) The Corporation’s Business Combination (as defined herein) will not constitute its liquidation, dissolution or winding up.
Section 6. No Redemption. The Series B Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time.
Section 7. Conversion Right.
     (a) Subject to and upon compliance with the provisions of this Section 7, a Holder of any share or shares of Series B Preferred Stock shall have the right, at its option, at any time prior to the ten-year anniversary of the Effective Date, to convert all or any portion of such Holder’s outstanding Series B Preferred Stock, subject to the conditions described below, into the number of fully paid and non-assessable shares of Common Stock initially at a conversion rate of ten (10) shares of Common Stock per share of Series B Preferred Stock (the “Conversion Rate”). Such Holder shall surrender to the Corporation such shares of Series B Preferred Stock to be converted in accordance with the provisions of Section 7(e). If any issued and outstanding shares of Series B Preferred Stock have not been converted prior to the ten-year anniversary of the Effective Date, such shares shall be automatically converted into shares of Common Stock at the then-effective Conversion Rate on the date of such ten-year anniversary.
     (b) In connection with the conversion of any shares of Series B Preferred Stock, no fractional shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Price on a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which the Common Stock is then listed. If more than one share of Series B Preferred Stock shall be surrendered for conversion by the same Holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares of Series B Preferred Stock shall be computed on the basis of the total number of shares of Series B Preferred Stock so surrendered.
     (c) Except as set forth in these Articles of Amendment or in the Investor Rights Agreement (as such term is defined in the Securities Purchase Agreement), a Holder of Series B Preferred Stock is not entitled to any rights of a Holder of shares of Common Stock until that Holder has converted its Series B Preferred Stock, and only to the extent the Series B Preferred Stock are deemed to have been converted to shares of Common Stock in accordance with the provisions of this Section 7.
     (d) The Corporation shall, prior to issuance of any shares of Series B Preferred Stock hereunder, and from time to time as may be necessary, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series B Preferred Stock then outstanding into such Common Stock at any time. The Corporation covenants that all shares of Common Stock which may be issued upon conversion of Series B Preferred Stock shall upon issue be fully paid and nonassessable and free from all liens and charges and, except as set forth in Section 7(e)(i), taxes with respect to the issue thereof. The Corporation further covenants that, if at any time the shares of Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or quoted on an automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed or quoted, so long as the Common Stock shall be so listed or quoted on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series B Preferred Stock. Before the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the shares of Series B Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations.
     (e) The procedure to exercise the conversion right is set forth below:
     (i) In order to convert shares of Series B Preferred Stock, a Holder must surrender to the Corporation at its principal office or at the office of the transfer agent of the Corporation, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series B Preferred Stock to be converted accompanied by a written notice stating that the Holder of Series B Preferred Stock elects to convert all or a specified whole number of those shares in accordance with this Section 7(e) and specifying the name or names in which the Holder wishes the certificate or certificates for the shares of Common Stock to be issued (a “Conversion Notice”). In case the notice specifies that the shares of Common Stock are to be issued in a name or names other than that of the Holder of Series B Preferred Stock, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than those transfer taxes payable pursuant to the preceding sentence, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the shares of Series B Preferred Stock.
     (ii) As promptly as practicable after the surrender of the certificate or certificates for the shares of Series B Preferred Stock in accordance with Section 7(e)(i), the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, the Corporation shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other person on such Holder’s written order, (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which the Holder of the Series B Preferred Stock being converted, or the Holder’s transferee, shall be entitled, (b) if less than the full number of Series B Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates, less the number of shares being converted, and (c) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 7(b).
     (iii) Each conversion shall be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Series B Preferred Stock to be converted (the “Conversion Date”) so that the rights of the Holder thereof as to the Series B Preferred Stock being converted shall cease except for the right to receive the number of fully paid and non-assessable shares of Common Stock at the Conversion Rate (subject to adjustment in accordance with the provisions of Section 8), and, if applicable, the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record Holder of those shares of Common Stock at that time.
Section 8. Adjustment of Conversion Rate; Distributions.
     (a) Stock Dividends and Distributions. If the Corporation shall, at any time or from time to time after the Effective Date while any shares of Series B Preferred Stock are outstanding, issue Common Stock as a dividend or distribution to all or substantially all of the holders of Common Stock, then the Conversion Rate in effect immediately prior to the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution shall be adjusted by multiplying such Conversion Rate by a fraction:
     (i) the numerator of which shall be the sum of (x) the total number of shares of Common Stock outstanding at the close of business on such Distribution Record Date and (y) the total number of shares of Common Stock constituting such dividend or other distribution; and
     (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Distribution Record Date.
     An adjustment made pursuant to this Section 8(a) shall become effective immediately prior to the opening of business on the day following the Distribution Record Date fixed for such determination. If any dividend or distribution of the type described in this Section 8(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared. “Distribution Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
     (b) Subdivisions, Combinations, Reclassifications and Splits. If the Corporation shall, at any time or from time to time after the Effective Date while any shares of Series B Preferred Stock are outstanding, subdivide, combine, reclassify or split its outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such subdivision, combination, reclassification or split becomes effective shall be adjusted by multiplying such Conversion Rate by a fraction:
     (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the opening of business on the day following the day such subdivision, combination, reclassification or split becomes effective; and
     (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the opening of business on the day that such subdivision, combination, reclassification or split becomes effective.
     An adjustment made pursuant to this Section 8(b) shall become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective.
     (c) Issuances of Purchase Rights. If the Corporation shall, at any time or from time to time after the Effective Date while any shares of Series B Preferred Stock are outstanding, issue rights or warrants to all or substantially all holders of its outstanding Common Stock (including pursuant to an shareholder rights plan) entitling them to subscribe for or purchase Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, the Holders of shares of Series B Preferred Stock shall be entitled receive such rights or warrants as though such Holders were the holders of the number of shares of Common Stock into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

     (d) Distributions of Assets. If the Corporation shall, at any time or from time to time after the Effective Date while any shares of Series B Preferred Stock are outstanding, by dividend or otherwise, distribute to all or substantially all of the holders of its outstanding shares of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation and the shares of Common Stock are not changed or exchanged), shares of its capital stock, evidences of the Corporation’s indebtedness or other assets or property, including securities (including capital stock of any subsidiary of the Corporation) but excluding (i) dividends or distributions of Common Stock referred to in Section 8(a), (ii) any rights or warrants referred to in Section 8(c), (iii) dividends and distributions paid exclusively in cash referred to in Section 4 and (iv) dividends and distributions of stock, securities or other property or assets (including cash) in connection with a Business Combination to which Section 9 applies (such capital stock, evidence of its indebtedness, other assets or property or securities being distributed hereinafter in this Section 8(d) called the “Distributed Assets”), then, in each such case, the Holders of shares of Series B Preferred Stock shall be entitled receive such Distributed Assets as though such Holders were the holders of the number of shares of Common Stock into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.
     (e) Whenever successive adjustments to the Conversion Rate are called for pursuant to this Section 8, such adjustments shall be made as may be necessary or appropriate to effectuate the intent of this Section 8 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors. The Corporation shall be entitled to make such additional increases in the Conversion Rate, in addition to those required by Sections 8(a) and (b), if the Board of Directors determines that it is advisable in order that any dividend or distribution of Common Stock or subdivision, reclassification or combination of Common Stock or any event treated as such for United States federal income tax purposes, shall not be taxable to the holders of Common Stock for United States federal income tax purposes or to diminish any such tax.
     (f) Whenever an adjustment in the Conversion Rate with respect to the Series B Preferred Stock is required, the Corporation shall promptly send to each Holder of Series B Preferred Stock a certificate of the Chief Financial Officer of the Corporation (or such person having similar responsibilities), stating the adjusted Conversion Rate determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment.
Section 9. Consolidation or Merger of the Corporation.
     (a) In the case of the following events (each, a “Business Combination”): (i) any recapitalization, reclassification or change of the Common Stock, other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of subdivision or a combination; (ii) a consolidation, merger or binding share exchange of the Corporation with another Person; (iii) a sale, conveyance or lease to another corporation of all or substantially all of the property and assets of the Corporation; or (iv) a statutory share exchange; in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, the Corporation or the successor or purchasing corporation, as the case may be, shall provide that the Holders of Series B Preferred Stock will be entitled thereafter to convert such Series B Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which such Holder of Series B Preferred Stock would have owned or been entitled to receive upon such Business Combination had such shares been converted into Common Stock immediately prior to such Business Combination. If holders of Common Stock have the opportunity to elect the form of consideration to be received in such Business Combination, the Corporation will make adequate provision whereby the Holders of the Series B Preferred Stock shall have a reasonable opportunity to determine the form of consideration into which all of the Series B Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the Holders of the Series B Preferred Stock who participate in such determination, shall be subject to any limitations to which all of the holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (i) the deadline for elections to be made by holders of Common Stock, and (ii) two business days prior to the anticipated effective date of the Business Combination. The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the Holders of the Series B Preferred Stock (and the weighted average of elections), by issuing a press release or providing other appropriate notice, and by providing a copy of such notice to the Board of Directors. If the effective date of the Business Combination is delayed beyond the initially anticipated effective date, the Holders of the Series B Preferred Stock shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. The documents governing the rights of such securities shall provide for adjustments of the Conversion Rate and pass-through of dividends and distributions which shall be as nearly equivalent as may be practicable to such provisions provided for in Section 8 and Section 4. If, in the case of any such Business Combination, the stock or other securities and assets receivable thereupon by a holder of shares of Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such Business Combination, then such documents governing the rights of such securities shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Series B Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing.
     (b) The Corporation shall cause notice of the execution of such documents governing the rights of such securities to be mailed to each Holder of Series B Preferred Stock, at the address of such Holder as it appears on the Register, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such documents governing the rights of such securities.
     (c) The above provisions of this Section 9 shall similarly apply to successive Business Combinations. The Corporation shall not become a party to any Business Combination unless its terms are consistent in all material respects with the provisions of this Section 9. None of the provisions of this Section 9 shall affect the right of a Series B Preferred Stockholder to convert its shares of Series B Preferred Stock into Common Stock prior to the effective date of a Business Combination.
Section 10. Voting Rights. The Holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series B Preferred Stock could then be converted at the then applicable Conversion Rate. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, each Holder of Series B Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any meeting of shareholders in accordance with the Bylaws of the Corporation and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote. Fractional votes shall not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

Section 11. Miscellaneous.
     (a) Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Series B Preferred Stock. Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Corporation will, at the request of the record Holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series B Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series B Preferred Stock as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.
     (b) Replacement. Upon receipt of an affidavit of the registered Holder of the loss, theft, destruction or mutilation of any certificate evidencing Series B Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity of such Holder or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series B Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
     (c) Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision of these Articles of Amendment without the prior written consent of the Holders of at least a majority of the shares of the Series B Preferred Stock outstanding at the time such action is taken; provided, that no such amendment, modification or waiver can alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect the Holders thereof adversely without the prior written consent of each such Holder.
     (d) Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered personally or mailed certified mail, return receipt requested, postage prepaid or delivered by overnight courier service and will be deemed to have been given upon delivery, if delivered personally, three days after mailing it, if mailed, or one business day after timely delivery to the courier, if delivered by overnight courier service (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such Holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing, by such Holder).
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     THIRD: The date of adoption of these Articles of Amendment is April 6, 2010.
     FOURTH: These Articles of Amendment to the Restated Articles of Incorporation, as amended, were duly adopted by the Board of Directors of the Corporation.
     FIFTH: No shareholder action was required.
     EXECUTED this 6th day of April, 2010.

PENFORD CORPORATION
By:	/s/ Thomas D. Malkoski
	Name:	Thomas D. Malkoski
	Title:	President and Chief Executive Officer